Exhibit 99.1

PBM COMPANIES

Combined Financial Statements

December 31, 2009

(With Independent Auditors’ Report Thereon)

PBM COMPANIES

KPMG LLP
Suite 2000
1021 East Cary Street Richmond, VA 23219-4023

Independent Auditors’ Report

The Members and Stockholders

PBM Companies:

We have audited the accompanying combined balance sheet of the PBM Companies as of December 31, 2009, and the related combined statements of income, members’ equity and stockholders’ deficit and comprehensive income, and cash flows for the year then ended. These combined financial statements are the responsibility of the PBM Companies’ management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the PBM Companies as of December 31, 2009, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

As discussed in note 7(c) to the combined financial statements, effective January 1, 2009, the PBM Companies changed their method of accounting for warrants convertible into membership units, due to the adoption of Financial Accounting Standards Board ASC Topic 815-40, Derivatives and Hedging, Contracts in an Entity’s Own Equity.

/s/ KPMG LLP

March 31, 2010

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.

PBM COMPANIES

Combined Balance Sheet

December 31, 2009

Assets

Current assets:
Cash and cash equivalents	$26,167,417
Trade accounts receivable, net of allowance of $608,953	20,238,781
Inventories	28,959,521
Due from related parties	3,996,062
Prepaid expenses and other	4,178,697

Total current assets	83,540,478

Net property, plant, and equipment	57,827,471
Intangible assets, net of accumulated amortization of $6,730,439	9,803,681
Other assets:
Loan origination fees, net of accumulated amortization of $2,386,184	2,019,079
Security deposits and other noncurrent assets	281,549

Total other assets	2,300,628

Total assets	$153,472,258

Liabilities and Members’ Equity and Stockholders’ Deficit

Current liabilities:
Accounts payable	$15,067,231
Accrued expenses	18,355,159
Fair value of interest rate swap	2,456,670
Current installments of long-term debt	2,026,262
Current installments of obligations under capital leases	55,310

Total current liabilities	37,960,632

Long-term debt, excluding current installments	161,998,004
Obligations under capital leases, excluding current installments	90,128

Total liabilities	200,048,764

Members’ equity:
Members’ equity	59,804,842
Accumulated other comprehensive loss	(565,415)

Stockholders’ deficit:
Voting common stock	9,500
Nonvoting common stock	955,732
Additional paid-in capital	2,001,759
Accumulated deficit	(107,911,000)
Accumulated other comprehensive loss	(871,924)

Total members’ equity and stockholders’ deficit	(46,576,506)

Commitments and contingencies (notes 2, 3, 5, 6, 7, 8, and 9)

Total liabilities and members’ equity and stockholders’ deficit	$153,472,258

See accompanying notes to combined financial statements.

2

PBM COMPANIES

Combined Statement of Income

Year ended December 31, 2009

Net sales	$266,403,208
Cost of sales	148,531,107

Gross profit	117,872,101

Selling, general, and administrative	56,747,053
Depreciation and amortization	3,594,354

Income from operations	57,530,694

Other income, net	4,657
Foreign currency gain	293,263
Interest income – related parties	357,120
Interest income	51,218
Loan administration fees	(522,958)
Interest expense	(13,127,209)

Net income	44,586,785
Less net loss attributable to noncontrolling interest	282,433

Net income attributable to PBM Companies	$44,869,218

See accompanying notes to combined financial statements.

3

PBM COMPANIES

Combined Statement of Members’ Equity and Stockholders’ Deficit and Comprehensive Income

Year ended December 31, 2009

	Members’ equity (deficit) and other comprehensive income					Stockholders’ deficit and other comprehensive income
	Members’ equity	Members’ accumulated other comprehensive loss	Voting common stock	Nonvoting common stock	Additional paid-in capital	Accumulated deficit	Stockholders’ accumulated other comprehensive income	Noncontrolling interest	Total
Balance at December 31, 2008	$36,799,798	(940,801)	9,500	955,732	2,302,195	(97,430,209)	(1,649,706)	—	(59,953,491)
Cumulative effect of accounting change for warrants convertible into membership units	(9,800,000)	—	—	—	—	—	—	—	(9,800,000)

Adjusted beginning balance as of January 1, 2009	26,999,798	(940,801)	9,500	955,732	2,302,195	(97,430,209)	(1,649,706)	—	(69,753,491)

Comprehensive income:
Net income (loss)	54,074,595	—	—	—	—	(9,205,377)	—	(282,433)	44,586,785
Net change in foreign currency translation adjustments	—	97,516	—	—	—	—	(13,079)	—	84,437
Net change in unrealized loss on cash flow-hedging derivatives	—	277,870	—	—	—	—	790,861	—	1,068,731

Total comprehensive income									45,739,953
Noncontrolling interest, repurchased	—	—	—	—	(300,436)	—	—	282,433	(18,003)
Distributions to members and stockholders	(21,269,551)	—	—	—	—	(1,275,414)	—	—	(22,544,965)

Balance at December 31, 2009	$59,804,842	(565,415)	9,500	955,732	2,001,759	(107,911,000)	(871,924)	—	(46,576,506)

See accompanying notes to combined financial statements.

4

PBM COMPANIES

Combined Statement of Cash Flows

Year ended December 31, 2009

Cash flows from operating activities:
Net income	$44,586,785
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,869,222
Amortization of dedesignated interest rate swap	1,385,195
Change in allowance for doubtful accounts	(2,422)
Changes in operating assets and liabilities:
Trade accounts receivable	(4,187,504)
Inventories	6,771,540
Prepaid expenses and other and security deposits	(1,201,299)
Accounts payable	2,098,354
Accrued expenses	1,460,053

Net cash provided by operating activities	58,779,924

Cash flows from investing activities:
Purchases of property, plant and equipment (note 11)	(25,968,523)
Net repayments from related parties	3,958,674

Net cash used in investing activities	(22,009,849)

Cash flows from financing activities:
Proceeds from use of revolver	10,000,000
Repayment of revolver	(10,000,000)
Principal payments on long-term debt	(8,543,231)
Principal payments on capital lease obligations	(57,778)
Distributions to members and stockholders	(22,544,965)
Payments in connection with financing element of interest rate swap	(374,939)
Purchase of outstanding warrants	(9,800,000)
Purchase of noncontrolling interest in Guangzhou	(18,003)

Net cash used in financing activities	(41,338,916)
Effect of exchange rate changes on cash and cash equivalents	57,340

Net decrease in cash and cash equivalents	(4,511,501)
Cash and cash equivalents at beginning of year	30,678,918

Cash and cash equivalents at end of year	$26,167,417

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$11,747,294
Supplemental disclosure of noncash financing and investing activities:
Assets acquired under capital leases	$44,370

See accompanying notes to combined financial statements.

5

PBM COMPANIES

Notes to Combined Financial Statements

December 31, 2009

(1)	Summary of Significant Accounting Policies and Practices

(a)	Description of Business

The combined financial statements include the following companies (collectively, the PBM Companies or the Company) as of December 31, 2009:

PBM Holdings, Inc. (Holdings)

PBM Nutritionals, LLC (Nutritionals)

PBM Products, LLC (Products)

PBM Mexico Holdings, Inc. (Mexico)

PBM International Holdings, Inc. (International Holdings)

PBM Products Mexico, S. de R.L. de C.V. (Products Mexico)

PBM Foods, Inc. (Foods)

PBM Canada Holdings, Inc. (Canada)

PBM China Holdings, LLC (China)

PBM Guangzhou Nutritionals Co., Ltd. (Guangzhou)

Mid-Atlantic Jet Services, LLC (Mid-Atlantic)

PBM Covington, LLC (Covington)

Servicios PBM, S. de R.L. de C.V. (Servicios)

The PBM Companies manufacture, market, and distribute infant formula, pediatric and adult nutritionals, toddler foods, and infant feeding accessories to retailers and consumers primarily in North America. Products markets and distributes products in the United States; Nutritionals and Covington manufacture baby formula that is sold by certain of the PBM Companies and that is sold directly to certain external customers; Canada markets and distributes product in Canada; Mexico and Products Mexico market and distribute product to customers in Mexico; Guangzhou markets and distributes product in China; and Foods distributes other nonformula pediatric nutritionals to related companies. Servicios was established in 2009 to provide administrative services in Mexico. Mid-Atlantic was responsible for managing the corporate aircraft owned by PBM Holdings, Inc. In 2009, Mid-Atlantic was dissolved and management of the corporate aircraft was transferred to Holdings.

PBM Holdings, Inc. is the majority shareholder of Products, Mexico, International Holdings, Foods, Canada, China, and Covington. The Covington company registered its name on December 18, 2008 in preparation for potential activity in 2009. Mexico and International Holdings together own 100% of Products Mexico and Servicios and China owns 100% of Guangzhou. In 2008, China owned 81% of Guangzhou with the remaining 19% owned by unrelated third parties. In June 2009, China purchased the noncontrolling interest thereby acquiring 100% ownership.

(b)	Principles of Combination

The combined financial statements include the PBM Companies that are commonly controlled and are related in their operations. The combined financial statements include all variable interest entities for which the Company is the primary beneficiary in accordance with the Variable Interest Entity Subsections of FASB ASC Subtopic 810-10, Consolidation – Overall (FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities). All significant intercompany balances and transactions have been eliminated in the combination.

6	(Continued)

PBM COMPANIES

Notes to Combined Financial Statements

December 31, 2009

The FASB issued ASU 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R)) in December 2009. ASU 2009-17, which amends the Variable Interest Entity (VIE) Subsections of ASC Subtopic 810-10 revises the test for determining the primary beneficiary of a VIE from a primarily quantitative risks and rewards calculation based on the VIE’s expected losses and expected residual returns to a primarily qualitative analysis. ASU 2009-17 is effective for periods beginning after December 15, 2009 and may not be early adopted. The Company expects that the adoption of ASU 2009-17 will not have a material impact on its combined financial statements.

(c)	Cash and Cash Equivalents

Cash and cash equivalents of $26,167,417 at December 31, 2009 include cash and highly liquid investments with an original maturity of three months or less. The Company’s cash and cash equivalents are primarily invested through a single U.S. financial institution. Substantially all of these amounts are invested in either a mutual fund invested in U.S. government securities or a money market fund that seeks to achieve as high a level of current income as possible while preserving capital and providing liquidity.

(d)	Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience and customer-specific data. Account balances are charged off to selling, general, and administrative expense after all means of collection have been exhausted and potential for recovery is considered remote.

(e)	Inventories

Inventories are stated at the lower of cost or market determined on the first-in, first-out (FIFO) method.

(f)	Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over estimated useful lives ranging from three years for computer equipment to ten years for manufacturing equipment, twelve years for the airplane, and forty years for buildings. Leasehold improvements are amortized over the shorter of the remaining lease term or estimated useful lives of the assets.

(g)	Major Maintenance Activities

The Company incurs maintenance costs for all its major equipment. Costs of repairs and maintenance are expensed as incurred.

7	(Continued)

PBM COMPANIES

Notes to Combined Financial Statements

December 31, 2009

(h)	Intangible Assets

Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values in accordance with the provisions of FASB ASC Topic 350, Intangibles – Goodwill and Other (FASB Statement No. 142, Goodwill and Other Intangible Assets), and reviewed for impairment in accordance with FASB ASC Subtopic 360-10, Property Plant, and Equipment – Overall (FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets). Intangible assets consist primarily of license and knowledge agreements and are amortized using the straight-line method over seven years.

Amortization expense was approximately $2,362,000 in 2009. Estimated amortization expense per year for the next five years is approximately $2,362,000 for 2010 and 2011 and $2,169,000 for 2012 and 2013, and $742,000 for 2014.

(i)	Derivatives and Hedging Activities

The Company accounts for derivatives and hedging activities in accordance with FASB ASC Topic 815, Derivatives and Hedging (FASB Statement No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, as amended), which requires entities to recognize all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. For derivatives designated as hedges, changes in the fair value are either offset against the change in fair value of the assets and liabilities through earnings, or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings.

The Company only enters into derivative contracts that it intends to designate as a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedges). For all hedging relationships, the Company formally documents the hedging relationship and its risk management objective and strategy for undertaking the hedge, the hedging instrument, the hedged item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed prospectively, and retrospectively, and a description of the method of measuring ineffectiveness. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting cash flows of hedged items. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are recorded in accumulated other comprehensive income to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of the change in fair value of a derivative instrument that qualifies as a cash flow hedge is reported in earnings.

The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised, the derivative is dedesignated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

In all situations in which hedge accounting is discontinued and the derivative is retained, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings. When it is probable that a forecasted transaction will not occur, the Company discontinues hedge accounting and recognizes immediately in earnings gains and losses that were accumulated in other comprehensive income.

8	(Continued)

PBM COMPANIES

Notes to Combined Financial Statements

December 31, 2009

During 2009, the Company utilized interest rate swaps to hedge the impact of interest rate movements on its variable rate term loan (see note 5). The Company accounts for its interest rate swaps as cash-flow hedges. The fair value of the interest rate swaps are recorded in the accompanying combined balance sheet with the changes in the fair value included in other comprehensive income. To the extent that the hedge is not completely effective, the ineffective portion is charged or credited to other income or expense in the combined income statements. In the year ended December 31, 2009, ineffectiveness was not material.

During 2009, the Company utilized foreign currency exchange contracts to hedge the impact of foreign currency fluctuations on its sales in Canada. The Company accounted for its foreign currency exchange contracts as cash-flow hedges. At December 31, 2009, no foreign exchange contracts were held or outstanding.

On January 1, 2009, the Company adopted the provisions of FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities (included in FASB ASC Subtopic 815-10: Derivatives and Hedging—Overall), which amends the disclosure requirements for derivative instruments and hedging activities. The amended disclosures require entities to provide information to enable users of the financial statements to understand how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB ASC Topic 815, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows (see note 4).

(j)	Use of Estimates

The preparation of the combined financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include consumer and trade promotion accruals, product return accruals, the carrying amount of property, plant, equipment, and intangible assets, valuation allowances for receivables and inventories, and self-insurance reserves. Actual results could differ from those estimates.

(k)	Impairment of Long-Lived Assets

Long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. No impairment losses were recognized in 2009.

9	(Continued)

PBM COMPANIES

Notes to Combined Financial Statements

December 31, 2009

(l)	Stock-Based Compensation

The Company accounts for stock-based compensation under FASB ASC Topic 715, Compensation – Retirement Benefits (FASB Statement No. 123(R), Share-Based Payment), which requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. The Company recognizes compensation expense based on estimated grant date fair values using the Black-Scholes option pricing model. The stock options, stock appreciation rights, and unit appreciation rights granted by the Company are only exercisable in the event of a change in control of the Company. Under the provisions of FASB ASC Topic 715 the Company did not record any compensation expense in 2009 for the outstanding options or appreciation rights.

(m)	Income Taxes

In the accompanying combined financial statements, Products Mexico, Servicios, and Guangzhou account for income taxes using the asset and liability method of FASB ASC Topic 740, Income Taxes (FASB Statement No. 109, Accounting for Income Taxes.) Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Beginning with the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, included in FASB ASC Subtopic 740-10, Income Taxes – Overall, as of January 1, 2009, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Interest and penalties are classified as interest expense and fines and penalties, respectively. Prior to January 1, 2009, the Company evaluated uncertain tax positions when it was probable that a liability had been incurred as of the date of the combined financial statements and the amount of the liability could be reasonably estimated. There was no impact on the combined financial statements as a result of the change in recognition criteria.

The remaining PBM Companies have elected by consent of their members and stockholders to be taxed under the provisions of either Subchapters K or S of the Internal Revenue Code. Under these provisions, the remaining PBM Companies are not subject to federal or any material state income taxes. In lieu of corporate income taxes, the members and stockholders are taxed on their proportionate share of the PBM Companies’ taxable income. The PBM Companies make periodic distributions to members and stockholders in order for them to pay income taxes. Payments made directly to taxing authorities on behalf of members and stockholders are recorded as distributions to members and stockholders. Distributions to members and stockholders for estimated tax payments are determined based on the assumption that all taxable income passed through to the members and stockholders will be taxed at the maximum federal and state individual income tax rates.

10	(Continued)

PBM COMPANIES

Notes to Combined Financial Statements

December 31, 2009

(n)	Revenue Recognition

Product sales and related cost of sales (including shipping costs) are recognized when title and risk of loss pass to the customer, which is generally upon delivery, provided collectibility is probable. For customer arrangements where the Company has guaranteed the sales of its products, the Company records the related sales and cost of sales, when the amount of future returns can be reasonably estimated. Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore excluded from revenues in the combined statements of income.

(o)	Marketing and Advertising Costs

Marketing and advertising costs are expensed as incurred. Marketing and advertising related expenses for the year ended December 31, 2009 were approximately $13,132,000.

(p)	Research and Development Costs

The Company is in the process of evaluating certain products and processes, including other pediatric nutrition products and related items. Research and development costs associated with these efforts are expensed as incurred. Research and development expenses for the year ended December 31, 2009 were approximately $4,428,000.

(q)	Shipping and Handling Costs

Shipping and handling costs, including warehousing expenses, were approximately $8,798,000 for the year ended December 31, 2009 and are included in cost of sales in the combined statement of income.

(r)	Fair Value Measurements

On January 1, 2008, the Company adopted the provisions of FASB Statement No. 157, Fair Value Measurements (Statement 157), included in FASB ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Statement 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC Topic 820 (Statement 157) also establishes a framework for measuring fair value and expands disclosures about fair value measurements (see note 10).

On January 1, 2009, the Company adopted the provisions of ASC Topic 820 (Statement 157) for fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. There was no impact on these financial statements as a result of this change in fair value measurement.

(2)	Related-Party Transactions

The Company has advanced amounts to various entities that are under the common control of the principal member and stockholder of the Company. The advances have been made primarily in support of working capital needs of these entities. As of December 31, 2009, aggregate amounts advanced approximated $3,996,000. The repayment of these advances is not subject to formal terms. Interest is charged on amounts advanced at rates ranging from 0% to 6% per annum. During 2009, the Company recognized interest income of approximately $357,000 on amounts borrowed by these companies.

11	(Continued)

PBM COMPANIES

Notes to Combined Financial Statements

December 31, 2009

Amounts due from related-parties are evaluated for collectibility based on the financial condition and economic prospects of each entity.

Certain expenses related to salaries for support personnel, rent, utilities, supplies, and other operating expenses for various related-party entities are paid by the Company. Generally, these expenses are not allocated to the related-party entities.

The Company leases part of its office space from an entity owned by the principal member and stockholder of the Company. Related-party rental expense incurred totaled $454,000 for the year ended December 31, 2009. The lease terms continue through January 2019.

(3)	Commitments and Contingencies

(a)	Leases

The Company leases office space and vehicles under operating lease agreements. Rental expense for these leases, including the related-party lease described in note 2, amounted to approximately $1,144,000 for the year ended December 31, 2009.

Minimum rental commitments under operating leases and future minimum capital lease payments are as follows:

	Capital leases	Operating leases
2010	$66,685	794,708
2011	43,103	680,046
2012	35,422	696,535
2013	19,747	718,281
2014	4,937	763,122
Thereafter	—	2,543,031

Total minimum lease payments	169,894	$6,195,723

Less imputed interest (at rates ranging from 0.19% to 10.9%)	24,456

Present value of minimum capital lease payments	145,438
Less current installments of obligations under capital leases	55,310

Obligations under capital leases, excluding current installments	$90,128

12	(Continued)

PBM COMPANIES

Notes to Combined Financial Statements

December 31, 2009

(b)	Other

The Company is involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s combined financial position, results of operations, or liquidity.

In 2009 the Company filed suit against a competitor for misleading advertising, which claimed the superiority of their formula over the Company’s manufactured store brand formula. On November 10, 2009, the jury returned a verdict in the Company’s favor and awarded the Company $13.5 million. Additionally, all counter claims against the Company were dismissed by the judge. The award is subject to appeal and accordingly has not been reflected in the Company’s results for 2009. Selling, general, and administrative expenses for 2009 include approximately $4.9 million in legal and consulting costs associated with this case.

(4)	Derivative Instruments and Hedging Activities

During 2006, the Company entered into interest rate swap agreements in order to manage its exposure on the interest payments associated with a portion of its variable rate term loan through October 2009. In May 2009, the Company renegotiated its interest rate swap agreement. Under the renegotiated agreement, the Company pays a fixed rate of 2.42% compared to a variable rate of LIBOR through June 2011. In 2008 and until the agreement was renegotiated in May, the Company paid a fixed rate of 5.2% compared to a variable rate of LIBOR. The notional amount of the agreements as of December 31, 2009 was $112 million with a related fair value of $(2.5 million). The Company does not enter into derivative instruments for any purpose other than cash flow hedging purposes. That is, the Company does not speculate using derivative instruments.

By using interest rate swaps to hedge exposures to changes in interest rates, the Company exposes itself to credit and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of the derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of the derivative contract is negative, the Company owes the counterparty and, therefore, it does not possess credit risk. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties whose credit rating is higher than Aa.

Market risk is the adverse effect on the value of a derivative instrument that results from a change in interest rates. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

The amounts recorded in other comprehensive income are subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest expense on the underlying debt affects earnings. For 2009, the Company recognized a loss of $0.3 million in other comprehensive income, $2.4 million in interest expense as a yield adjustment, and an immaterial amount associated with the ineffective portion of the interest rate agreement. The dedesignated agreement (a loss of $1.4 million) was released from other comprehensive income to interest expense over the remaining life of the agreement in 2009. As of December 31, 2009, the estimated net amount of deferred losses on the interest rate swaps included in accumulated other comprehensive loss expected to be reclassified to earnings during the next 12 months is approximately $1.5 million.

13	(Continued)

PBM COMPANIES

Notes to Combined Financial Statements

December 31, 2009

(5)	Long-Term Debt

Long-term debt at December 31, 2009 consists of the following:

Variable rate term loan payable in quarterly installments of $174,191 until September 30, 2012 when the remaining amount outstanding is due in full; interest at LIBOR plus 2.25% at December 31, 2009	$117,987,450
Senior subordinated notes paying interest at 13.5%, with 11% paid-in cash and at the Company’s option 2.5% deferred and added to principal on a quarterly basis with payment due in full on September 29, 2013	40,511,179
6% note payable in annual installments of $1 million until March 30, 2010 when the note is due in full	1,000,000
5.88% note payable in monthly installments until September 25, 2014 when the note is due in full	4,525,637

Total long-term debt	164,024,266
Less current installments	2,026,262

Long-term debt, excluding current installments	$161,998,004

On September 29, 2006, Holdings and Nutritionals entered into a $160 million credit agreement (the 2006 credit agreement) as co-borrowers to fund the Company’s operating activities. This credit agreement provided borrowings under a revolving loan, a term loan, a letter-of-credit commitment, and a swingline loan. Borrowings under this credit agreement are secured by all tangible and intangible personal property of Holdings and Nutritionals, whether currently owned or hereafter acquired. The agreement also contains certain restrictive covenants, which include requirements relating to interest coverage and leverage ratios.

The revolving loan commitment allows borrowing of up to $25 million through either an alternate base rate loan or a LIBOR rate loan with payment in full due in 2011. The letter-of-credit portion of the agreement allows letter-of-credit obligations to be issued up to an aggregate of $7.5 million. Swingline loans of up to $2 million may be issued under the terms of the agreement and are repayable in 2011. The sum of borrowings under the revolving loan, letter-of-credit commitment, and swingline loans may not exceed $25 million at any time. During 2009, the Company borrowed and repaid $10 million under the revolving loan. With the exception of $3,515,329 associated with letters of credit, no amounts were outstanding under the revolving loan commitment, letter-of-credit commitment or swingline loan at December 31, 2009.

The LIBOR applicable to the borrowings under the 2006 credit agreement was 0.24% as of December 31, 2009.

In addition, on September 29, 2006, Holdings and Nutritionals issued senior subordinated notes of $40 million, which are due on September 29, 2013. These notes are redeemable beginning September 29, 2008, with a redemption price of 105% of the balance outstanding. The redemption price decreases to 101% on September 30, 2010 and 100% on September 30, 2011. Although subordinate to the 2006 credit agreement, these notes are also secured by all tangible and intangible personal property of Holdings and Nutritionals. The investment agreement also contains certain restrictive covenants, which include requirements relating to interest coverage and leverage ratios.

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PBM COMPANIES

Notes to Combined Financial Statements

December 31, 2009

On March 28, 2007, Products purchased rights in certain formula licenses owned by a competitor for $12 million. The purchase price consisted of $3 million in cash and the issuance of $9 million in notes with an interest rate of 6%. These notes will be repaid by March 30, 2010 and are secured by liens on the assets purchased and a $3 million letter of credit.

On September 25, 2007, Holdings issued a $5.2 million promissory note to finance the purchase of the corporate aircraft. The note is secured by the aircraft and is repayable in monthly installments of $48,902 (including principal and interest) until September 25, 2014, when the remaining balance is due in full.

The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 2009 are: $2.0 million in 2010; $1.0 million in 2011; $117.0 million in 2012; $40.1 million in 2013; and $3.1 million in 2014.

(6)	Employee Benefits

The Company has a defined contribution plan in which all full-time employees are eligible to participate. The participants may contribute up to 50% of their compensation as defined in the plan. The Company contributes an amount equal to 50% of each participant’s contribution. However, the Company contribution may not exceed 3% of each participant’s compensation. Employer matching contributions under this plan were approximately $488,000 for 2009.

(7)	Stockholders’ Equity

(a)	Stock Option Plan

The Company’s employees participate in the PBM Holdings, Inc. Stock Option Plan (the Plan). The Plan provides for grants of both incentive stock options and nonqualified stock options of PBM Holdings, Inc. to officers, directors, and key employees of the Company. The maximum aggregate number of shares of nonvoting stock that may be issued pursuant to the Plan is 120,000 shares. The exercise price of stock options granted under the Plan must be equal to at least the fair market value of the common stock on the date of grant and the options are not exercisable prior to a change in control of the Company. Options vest 50% on the date of grant and an additional 10% each year thereafter. Incentive stock options and nonqualified stock options shall not be exercisable after the expiration of five and ten years, respectively.

No options were granted under the Plan in 2009. At December 31, 2009, the Company’s employees held 1,034 options and none were exercisable. The exercise price for options outstanding at December 31, 2009 was $50 per share. These options had a weighted average remaining contractual life of 1.9 years at December 31, 2009. In 2009, no options were forfeited.

The Company has a first right of refusal to purchase at fair value shares obtained from the exercise of options upon the separation of the employee from the Company.

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PBM COMPANIES

Notes to Combined Financial Statements

December 31, 2009

(b)	Equity Incentive Plan

In April 2008, the Company adopted the PBM Holdings, Inc. 2008 Equity Incentive Plan (Holdings’ Plan) and the PBM Nutritionals, LLC 2008 Equity Incentive Plan (Nutritionals’ Plan) to further the long-term stability and financial success of PBM and its affiliates by the use of incentives based on the value, or the increase in value, of shares of nonvoting common stock in PBM Holdings, Inc., or units of PBM Nutritionals, LLC.

The Company’s full-time employees participate in the Holdings’ Plan. The Holdings’ Plan provides for grants of incentive stock options and stock appreciation rights of PBM Holdings, Inc. The maximum aggregate number of shares that may be issued pursuant to the Holdings’ Plan is 75,000. During 2009, stock appreciation rights of 9,000 were granted under the Holdings’ Plan. These rights are exercisable only on the closing date of a change in control. All unexercised rights (vested or unvested) are forfeited upon the termination of the participant’s full-time employment with the Company. During 2009, rights of 2,200 were forfeited. At December 31, 2009, the Company’s employees held 30,800 rights and none were exercisable. The weighted average exercise price for the rights outstanding at December 31, 2009 was $245.94 per share. These rights had a weighted average remaining contractual life of 8.74 years at December 31, 2009.

The Company’s full-time employees participate in the Nutritionals’ Plan. The Nutritionals’ Plan provides for grants of incentive membership unit options and membership unit appreciation rights of PBM Nutritionals, LLC. The maximum aggregate number of membership units that may be issued pursuant to Nutritionals’ Plan is 75,000. During 2009, membership unit appreciation rights of 9,000 were granted under the Nutritionals’ Plan. These rights are exercisable only on the closing date of a change in control. All unexercised rights (vested or unvested) are forfeited upon the termination of the participant’s full-time employment with the Company. During 2009, rights of 2,200 were forfeited. At December 31, 2009, the Company’s employees held 30,800 rights and none were exercisable. The weighted average exercise price for the rights outstanding at December 31, 2009 was $55.22. These rights had a weighted average remaining contractual life of 8.74 years at December 31, 2009.

(c)	Warrants

On January 10, 2005, in connection with the purchase of the formula manufacturing facility in Vermont, Products and Nutritionals issued warrants that were convertible to membership units. Products issued warrants convertible to 3,093 membership units with an initial exercise price of $460.78 per unit and Nutritionals issued warrants convertible to 29,381 membership units with an initial exercise price of $2.55 per unit.

On January 1, 2009, the Company adopted the provisions of EITF Issue No. 07-5, contained in FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in an Entity’s Own Equity, and recorded the cumulative effect of this change in accounting principle, $9.8 million, as an adjustment to opening members’ equity in the combined financial statements. The warrants were purchased by the Company in May of 2009 for $9.8 million.

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PBM COMPANIES

Notes to Combined Financial Statements

December 31, 2009

(d)	Voting and Nonvoting Common Stock

Voting and nonvoting common stock consisted of the following at December 31, 2009:

	Authorized shares	Issued and outstanding
Voting common stock:
Holdings, $1.00 par value	15,000	9,500
Nonvoting common stock:
Holdings, $1.00 par value	1,485,000	955,732

(e)	Noncontrolling Interest

On January 1, 2009, the Company adopted Statement 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, (included under FASB ASC Topic 810, Consolidation) which requires certain changes to the presentation of the financial statements. This amendment requires noncontrolling interests (previously referred to as minority interest) to be classified in the consolidated statement of income as part of consolidated net earnings (loss of $282,433 for the year ended December 31, 2009) and to include the accumulated amount of noncontrolling interests in the consolidated balance sheet as part of shareowners’ equity. The amount previously reported as net income is now presented as net income attributable to the Company. Prior to the adoption of FASB ASC 810, the Company allocated losses to the noncontrolling interest for the periods the noncontrolling interest was obligated to make additional capital contributions.

In 2009, the Company purchased the noncontrolling interest’s share of Guangzhou for $18,003 and in accordance with Statement 160, has reduced additional paid in capital by $300,436 representing the transfer of the noncontrolling interest to the Company.

(8)	Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, trade accounts receivable, and amounts due from related parties.

The Company performs credit evaluations of its trade customers prior to delivery and normally does not require collateral. Amounts due from related parties are generally unsecured. Five customers accounted for approximately 80% of the Company’s net sales in 2009. Trade accounts receivable from these customers aggregated approximately $16.3 million at December 31, 2009.

(9)	Income Taxes

In accordance with the requirements of FASB ASC Topic 740, the Company records a provision for current taxes representing the income taxes payable based on the tax return for the period. Deferred tax assets and liabilities are recorded for temporary differences arising between the tax and book basis of assets and liabilities and for the benefits of tax credits and loss carryforwards. Those deferred tax assets and liabilities are measured using the enacted tax rates at which they are expected to be realized or paid. Deferred tax assets for Products Mexico, Servicios and Guangzhou are not material and are offset by a full valuation allowance at December 31, 2009.

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PBM COMPANIES

Notes to Combined Financial Statements

December 31, 2009

Effective January 1, 2009, the Company adopted the accounting and disclosure requirements for uncertainty in tax positions as defined by FASB ASC Topic 740. The Company has analyzed filing positions in all of the federal and state jurisdictions where they are required to file income tax returns, including their status as pass through entities. The only periods subject to examination for the federal and state tax returns are 2006 through 2009 tax years. The Company believes their income tax filing positions, including their status as pass through entities, will be sustained on audit and do not anticipate any adjustments that will result in material changes to the Company’s financial position. Therefore, no reserves for uncertain tax positions, nor interest or penalties, have been recorded in the combined financial statements. In addition, there was no cumulative effect adjustment related to the adoption.

(10)	Fair Value Measurements

(a)	Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, receivables, accounts payable, and accrued expenses approximates fair value because of the short maturities of these instruments.

Based on borrowing rates currently available for long-term debt with similar terms, management believes that the difference between the carrying amount of debt and the fair value is immaterial and, thus, the carrying amount approximates fair value.

See note 4 regarding the fair value of the Company’s interest rate swap agreements. The estimated fair values of these derivative instruments were based on the amount the Company would receive or have to pay to settle the agreements at the reporting date, taking into account current interest rates. These estimated fair values were calculated based upon projections of future cash flows.

(b)	Fair Value Hierarchy

FASB ASC Topic 820 (Statement 157) establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the asset or liability.

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PBM COMPANIES

Notes to Combined Financial Statements

December 31, 2009

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

		Fair value measurements at reporting date using
	December 31, 2009	Quoted Prices in active markets for identical assets (Level 1)	Significant Other Observable inputs (Level 2)	Significant Unobservable inputs (Level 3)
Liabilities:
Interest rate swap	$2,456,670	—	2,456,670	—

The combined financial statements as of and for the year ended December 31, 2009 do not include any nonrecurring fair value measurements related to nonfinancial assets or liabilities for which the Company has adopted the provisions of ASC Topic 820.

(11)	Property, Plant, and Equipment

Property, plant, and equipment, including property and equipment recorded under capital leases, as of December 31, 2009 consists of the following:

Land	$1,331,441
Buildings	15,370,504
Manufacturing equipment	38,716,855
Furniture and equipment	631,261
Computer equipment	7,221,888
Office equipment	324,714
Vehicles	97,057
Aircraft	5,344,800
Construction in progress	5,638,750
Leasehold improvements	1,324,625

Total property, plant, and equipment	76,001,895
Accumulated depreciation and amortization	(18,174,424)

Net property, plant, and equipment	$57,827,471

Depreciation and amortization expense for property, plant, and equipment was approximately $4,773,000 for the year ended December 31, 2009.

During April 2009, the Company purchased a formula manufacturing facility in Covington, Ohio for a purchase price of $17,568,213 consisting of property, plant and equipment of $16,855,029, other assets of $744,971, and liabilities assumed of $31,787.

19	(Continued)

PBM COMPANIES

Notes to Combined Financial Statements

December 31, 2009

(12)	Subsequent Event

On March 23, 2010, the Company announced that it had signed a definitive merger agreement with Perrigo Company (Perrigo). Pursuant to the terms of the agreement, Perrigo will acquire 100% of the ownership interests in the PBM Companies for $808 million in cash. The closing date is dependent on regulatory approval.

The Company has evaluated subsequent events from the balance sheet date through March 31, 2010, the date at which the financial statements were available to be issued, and determined that there are no other items to disclose.

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